Exhibit 21.1

Subsidiary	Jurisdiction of Incorporation

Advance Wire Products, Inc.	Illinois
Agri Autoparts International Limited	Ireland
Assembled Products, Inc.	Illinois
Chase Roberts Inc.	Ohio
Hsin Feng Chemical	Taiwan
JacksonLea (Jiangmen) Polishing Materials Co., Ltd.	People’s Republic of China
JacksonLea de Mexico S.A. de C.V.	Mexico
Janesville Acoustics Ltd.	United Kingdom
Janesville de Mexico S.A. de C.V.	Mexico
Jason Asia Holdings Pte. Ltd.	Singapore
Jason GmbH	Germany
Jason Holding GmbH	Germany
Jason Holdings UK Limited	United Kingdom
Jason Holdings, Inc. I	Delaware
Jason Incorporated	Wisconsin
Jason International Holdings, Inc.	Nevada
Jason Nevada Inc.	Nevada
Jason Ohio Corporation	Ohio
Jason Partners Holdings Inc.,	Delaware
Jason Precision Components (Shanghai) Co., Ltd.	People’s Republic of China
Jason UK Ltd.	United Kingdom
JPHI Holdings Inc.	Delaware
Lea (Hong Kong) International Limited	Hong Kong
Metalex Corporation	Illinois
Milsco de Mexico S. de R.L. de C.V.	Mexico
Milsco Manufacturing UK Ltd.	United Kingdom
Morton Manufacturing Company	Illinois
Osborn de Venezuela	Venezuela
Osborn International AB	Sweden
Osborn International LTDA	Brazil
Osborn International Srl	Romania
Osborn Lippert (India) Pvt. Ltd.	India
Osborn Singapore Pte. Ltd.	Singapore
Osborn Unipol S.A.S.	France
Osborn-Unipol Lda	Portugal
Osborn-Unipol Ltd.	United Kingdom
Osborn-Unipol S.L.	Spain
Promek Seating Systems Ltd.	Ireland
Servicios Administrativos JDM, S. de R.L. de C.V.	Mexico
Shanghai JacksonLea Polishing Materials Co., Ltd.	People’s Republic of China
Webb Jarratt & Co. Ltd.	United Kingdom